Exhibit 2.2

                           PURCHASE AND SALE AGREEMENT

                      JOHN HANCOCK LIFE INSURANCE COMPANY,
                                     SELLER

                                       AND

              BEACON CAPITAL STRATEGIC PARTNERS II ACQUISITION, LLC
                                    PURCHASER
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                                TABLE OF CONTENTS

1.    The Property............................................................ 1

       1.1      Description................................................... 1
       1.1A     Sublease...................................................... 3
       1.2.     "As-Is" Purchase.............................................. 3
       1.3.     Agreement to Convey........................................... 4

2.    Price and Payment....................................................... 4

       2.1      Purchase Price and Payment of Initial Rent.................... 4
       2.2      Payment....................................................... 4
       2.1      Closing....................................................... 5

3.    Inspections and Approvals............................................... 5

       3.1.     Access........................................................ 5
       3.2.     Title and Survey.............................................. 5
       3.3.     Contracts..................................................... 6
       3.4.     Permitted Exceptions.......................................... 6
       3.5.     Intentionally Omitted......................................... 7
       3.6.     Confidentiality............................................... 7

4.    Prior to Closing........................................................ 8

       4.1.     Intentionally Omitted......................................... 8
       4.2.     Intentionally Omitted......................................... 8
       4.3.     Intentionally Omitted......................................... 8
       4.4.     New Leases.................................................... 8
       4.5.     Capital Work.................................................. 8
       4.6.     Tenant Estoppel Certificates.................................. 8
       4.7.     Subordination, Non-disturbance and Attornment Agreements...... 9

5.    Representations and Warranties.......................................... 9

       5.1.     By Seller..................................................... 9
       5.2.     By Purchaser................................................. 12
       5.3.     By Broker.................................................... 12
       5.4.     Seller's Knowledge........................................... 13
       5.5.     Effect of Tenant Estoppel Certificate........................ 13
       5.6.     No Representation as to Leases............................... 13
       5.7.     Seller's Warranties Deemed Modified.......................... 13
       5.8.     Limitation of Representations................................ 13
       5.9.     Survival; Limitation on Seller's Liability................... 14


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6.    Costs and Prorations................................................... 14

       6.2.     Seller's Cost................................................ 15
       6.3.     Other Closing Costs.......................................... 15
       6.4.     Prorations................................................... 15
       6.5.     Purpose and Intent........................................... 18

7.    Damage, Destruction or Condemnation.................................... 18

       7.1.     Intentionally Omitted........................................ 18
       7.2.     Intentionally Omitted........................................ 18
       7.3.     Intentionally Omitted........................................ 18

8.    Notices................................................................ 18


9.    Closing and Escrow..................................................... 20

       9.1.     Escrow Instructions.......................................... 20
       9.2.     Seller's Deliveries.......................................... 20
       9.3.     Purchaser's Deliveries....................................... 22
       9.4.     Possession................................................... 22

10.   Default; Failure of Condition.......................................... 22

       10.1.    Intentionally Omitted........................................ 22
       10.2.    Intentionally Omitted........................................ 22
       10.3.    Conditions to Purchaser's Obligations........................ 23
       10.4.    Conditions to Seller's Obligations........................... 23

11.   Miscellaneous.......................................................... 23

       11.1.    Entire Agreement............................................. 23
       11.2.    Severability................................................. 24
       11.3.    Applicable Law............................................... 24
       11.4.    Assignability................................................ 24
       11.5.    Successors Bound............................................. 24
       11.6.    No Public Disclosure......................................... 24
       11.7.    Captions..................................................... 24
       11.8.    No Partnership............................................... 25
       11.9.    Time of Essence.............................................. 25
       11.10.   Counterparts................................................. 25
       11.11.   Recordation.................................................. 25
       11.12.   Proper Execution............................................. 25
       11.13.   Tax Protest.................................................. 25
       11.14.   Intentionally Omitted........................................ 25
       11.15.   Intentionally Omitted........................................ 25


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       11.16.   Liability of Seller.......................................... 25
       11.17.   Waiver....................................................... 25
       11.18.   Seller's Performance......................................... 25
       11.19.   Title Company................................................ 26
       11.20.   Further Assurances........................................... 26
       11.21.   Intentionally Omitted........................................ 26
       11.22.   Air Rights Lease............................................. 26


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                           PURCHASE AND SALE AGREEMENT

            THIS AGREEMENT (the "Agreement"), dated as of the __________ day of __________ 2003, is made by and between JOHN HANCOCK LIFE INSURANCE COMPANY, a Massachusetts corporation ("Seller"), having an office at 200 Clarendon Street, Boston, Massachusetts 02117, and BEACON CAPITAL STRATEGIC PARTNERS II ACQUISITION, LLC, a Delaware limited liability company ("Purchaser"), having an office at One Federal Street, 26th Floor, Boston, Massachusetts 02110.

                                    RECITALS:

      Seller desires to sell certain improved real properties in Boston, Massachusetts, including the property known as 200 Clarendon Street or the John Hancock Tower (the "Tower"), the property known as 200 Berkeley Street (the "Berkeley Building"), the property known as 197 Clarendon Street (the "Brown Building"), and to sublease certain of Seller's interest as tenant under an air rights lease and as owner of the improvements thereon known as 155 Dartmouth Street and 100 Clarendon Street or the John Hancock Garage (the "Garage"), along with certain related personal and intangible property, and Purchaser desires to purchase and sublease such real, personal and intangible property.

      NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1. The Property.

      1.1. Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller's right, title and interest in and to the following (collectively, the "Property"): --------

            1.1.1 Certain land (the "Land") located in Boston, Massachusetts, and more specifically described in Exhibit 1.1.1 attached hereto;

            1.1.2 INTENTIONALLY OMITTED

            1.1.3 The rights, if any, appurtenant to the land set forth in (a) the Declaration of Easements and Shared Facilities Agreement, the form of which is attached hereto as Exhibit 1.1.3 (the "Easement and Facilities Agreement") and (b) the Easement Agreement, the form of which is attached hereto as Exhibit 1.1.3-1 (the "Easement Agreement") (the easements set forth in Easement and Facilities Agreement and the Easement Agreement, collectively, the "Easements");

            1.1.4 Except as expressly limited in this Agreement, the Buildings (the "Buildings"), parking areas, improvements, and fixtures now situated on the Land (the "Improvements") (the Land, the Easements and Improvements being the "Real Property");


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            1.1.5 All furniture, personal property, machinery, apparatus, and equipment owned by Seller or leased to Seller and currently used in the operation, repair and maintenance of the Land, Leasehold and the Improvements and situated thereon, excluding, however, tangible personal property and fixtures of the Improvements which are owned by tenants, licensees, the operator of the Garage and other third parties or which may be removed by such parties under the terms of their leases (collectively, the "Personal Property"), and expressly excluding (x) personal property, trade fixtures and equipment used by Seller in its business operations to the extent located within that portion of the Property leased to an affiliate of Seller pursuant to an Affiliate Lease as more particularly described in paragraph 1 of Exhibit 1.1.5 and (y) those items listed as "Excluded Property" in Exhibit 1.1.5 (but expressly including (i) such property described as "Included Property" in Exhibit 1.1.5, (ii) all property, furniture and equipment relating to the operation and maintenance of the cafeteria (including without limitation any property, furniture and equipment currently supplied by Seller pursuant to that certain Food Service Agreement, dated as of January 1, 2003, between Seller and Guckenheimer Enterprises, Inc. (the "Cafeteria Agreement")) and (iii) all replacement glass panels for the Tower and all other property and equipment related thereto). The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller's business;

            1.1.6 All easements, licenses, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

            1.1.7 Any street or road abutting the Land to the center line thereof;

            1.1.8 The leases, licenses, concessions, antennae site agreements or occupancy agreements in effect on the date of this Agreement, including, without limitation, those which are identified on the Schedule of Leases attached hereto as Exhibit 1.1.8, which as of the Closing (hereinafter defined) affect all or any portion of the Land or the Improvements, (collectively, the "Leases"), and any Security Deposits (as hereinafter defined) actually held by Seller with respect to any such Leases;

            1.1.9 Subject to Section 3.3, all Contracts (hereinafter defined) having terms which extend beyond midnight of the day preceding the Date of Closing (hereinafter defined);

            1.1.10 Assignable warranties and guaranties issued in connection with the Improvements or the Personal Property which remain in effect as of Closing (hereinafter defined); and

            1.1.11 All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality in respect of the Real Property or the Improvements which remain valid or in effect as of Closing (collectively, the "Approvals").

            The term "Property" expressly excludes all matters expressly reserved to Seller in one or more Property Restrictions & Trademark License Agreements substantially


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in the form attached hereto as Exhibit 1.1.10 (collectively, the "Naming
Agreement"). The terms and provisions of this paragraph shall survive Closing hereunder or termination of this Agreement.

            1.1A Sublease. Subject to the terms and conditions of this Agreement, and for the consideration hereinafter set forth, Seller and Purchaser agree to enter into a sublease with respect to a portion of the interest of Seller as tenant under that certain lease between the Massachusetts Turnpike Authority (the "MTA") and John Hancock Mutual Life Insurance Company (n/k/a John Hancock Life Insurance Company) dated May 1, 1969, (the "Air Rights Lease"), all on the terms set forth in the form of sublease attached hereto as Exhibit 1.1A (the "Sublease") (the premises described therein which is subleased to Purchaser being hereinafter referred to as the "Sublease Premises"). For purposes of this Agreement, the term Property shall include the Sublease Premises and appurtenant rights described in the Sublease and the real property and appurtenant rights to be conveyed or transferred pursuant to Section 11.22 (the latter collectively being the "Adjoining Parcel"); the term Contracts shall include those Contracts attributable to the Sublease Premises listed on Exhibit 3.3; and the term Leases shall include those leases, licenses, occupancy agreements and parking rights attributable to the Sublease Premises and which are listed on Exhibit 1.1.8.

      1.2. "As-Is" Purchase.

            (a) The Property is being sold in an "AS IS, WHERE IS" condition and "WITH ALL FAULTS". Except for Seller's Warranties (as defined in Section 5.9), no representations or warranties, express, implied or arising by operation of law, have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney, or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which, along with any confidentiality agreements or access agreements that have been or may be entered into between the parties, alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto. Except for Seller's Warranties (as defined in Section 5.9 below), Seller makes no representations or warranties as to whether the Property contains asbestos or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any. Further, to the extent that Seller has provided to Purchaser access or use of a physical or electronic data room or internet site (any such form of access or use referred to as "Data Room") or information from any inspection, engineering or environmental reports concerning asbestos or any hazardous materials or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such Data

Room or reports. Purchaser acknowledges that Seller has requested that Purchaser inspect the Property fully and carefully and investigate all matters relevant thereto and that Purchaser rely solely upon the results of Purchaser's own inspections or information obtained or otherwise available to Purchaser, rather than any information that may have been provided by Seller to Purchaser. Purchaser expressly understands and acknowledges that it is possible that unknown liabilities may exist with respect to the Property and Purchaser explicitly took that possibility into account in determining and agreeing to the Purchase Price.

            (b) Purchaser waives and releases Seller from any present or future claims arising from or relating to the presence or alleged presence of asbestos or any hazardous materials or harmful or toxic substances in, on, under or about the Property, prior to, on or after the date hereof, including without limitation any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Agreement, or (iv) the common law. The terms and provisions of this paragraph shall survive Closing hereunder or termination of this Agreement. Purchaser and its successors and assigns covenant and agree to defend, indemnify and hold harmless Seller from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, relating to any asbestos and hazardous materials or harmful or toxic substances heretofore or hereafter in, at, about or under the Property.

      1.3. Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, on the Date of Closing: (a) title to the Land and the Improvements by Massachusetts Statutory quitclaim deed, all in the condition described in
Section 1.2, above, and subject only to the "Permitted Exceptions" described in
Section 3.4 hereof; and (b) title to the Personal Property, by Bill of Sale (hereinafter defined), without warranty as to the title or the condition of such personalty. Seller and Purchaser agree to enter into the Sublease at Closing in the form of Exhibit 1.1A, the Sublease Premises to be in the condition described in Section 1.2 above and subject to the "Permitted Exceptions" attributable thereto described in Section 3.4 thereof.

2. Price and Payment.

      2.1. Purchase Price and Payment of Initial Rent. The purchase price for the Property (other than the Sublease Premises and Adjoining Parcel) (the "Purchase Price") is Eight Hundred Twenty Million U.S. Dollars ($820,000,000.00). The Purchase Price shall be allocated as follows: The Tower:
$545,000,000.00; The Berkeley Building: $185,000,000.00; The Brown Building:
$90,000,000.00. In addition, Purchaser shall pay the initial rent as and to the extent required by the Sublease (the "Initial Sublease Rent").

      2.2. Payment. Payment of the Purchase Price and the Initial Sublease Rent, subject to adjustments for the prorations as provided in Section 6 below, is to be made by Purchaser wiring immediately available funds to such bank account(s) as Seller may


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designate, provided, however, the portion of the Purchase Price which constitutes the Escrow Sum (as defined in Section 11.22) shall be delivered in escrow to the Title Company as provided in Section 11.22.

      2.3. Closing. Payment of the Purchase Price and the Initial Sublease Rent and the closing hereunder (the "Closing") will take place pursuant to an escrow closing simultaneously with the execution of this Agreement (the "Date of Closing") at Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts 02110.

3. Inspections and Approvals.

      3.1. Access.

            3.1.1 Purchaser has entered into an Access Agreement with Seller dated as of December 11, 2002 ("Access Agreement"). Subject to the terms of the Access Agreement, Seller has allowed Purchaser or Purchaser's agents or representatives access to the Real Property for purposes of physical and environmental inspection of the Real Property and review of the Contracts, the Leases, Seller's books and records relating to the Property (other than any privileged, proprietary or confidential records), soil reports, environmental studies and reports, surveys, building and systems plans, income and expense statements, and other matters necessary in the reasonable discretion of Purchaser to evaluate and analyze the feasibility of the Property for Purchaser's intended use thereof. Purchaser, by entering into this Agreement, confirms and acknowledges to Seller that it has completed all investigations, reviews and studies it deems appropriate to evaluate the Property and it is fully satisfied with the scope and content of such investigation.

            3.1.2 Intentionally Omitted.

            3.1.3 Except for Seller's Warranties, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information, including without limitation the contents of the Data Room or Seller's books and records, the Leases, the Contracts, rent rolls or income and expense statements, supplied to Purchaser in connection with Purchaser's inspection of the Property. It is the parties' express understanding and agreement that all such materials were provided by Seller solely for Purchaser's convenience in making its own examination and as to whether it wishes to purchase the Property and enter into the Sublease, and, in making such examination and determination, Purchaser shall rely exclusively on its own independent investigation and evaluation of the Property and not on any materials supplied by Seller.

            3.1.4 Intentionally Omitted.

      3.2. Title and Survey. Seller has provided for Purchaser's convenience in the Data Room for review and printing, commitments by Fidelity National Title Insurance Company of New York (the "Title Company") to issue an owner's policy of title insurance (ALTA Form B-1990) insuring the Real Property the Sublease Premises and the Adjoining Parcel (collectively, the "Title Commitment") and ALTA surveys (collectively, the "Survey") with respect to the Real Property, the Sublease Premises and Adjoining Parcel. All matters set forth in or disclosed by the Title Commitment and Survey are deemed approved by Purchaser as "Permitted Exceptions" as provided in Section 3.4.

      3.3. Contracts. On or before the date hereof, Purchaser has notified Seller in writing as to which of the Contracts Purchaser elects to assume at Closing. As used herein, the term "Contracts" shall mean all service, maintenance, supply or other contracts relating to the operation of the Property, including those in effect as of the date hereof which are listed on
Exhibit 3.3 attached hereto. At Closing Seller shall provide a notice of termination to the vendors whose Contract(s) Purchaser has not agreed to assume; provided however if any such non-assumed Contract does not permit Seller to terminate same without the same constituting a breach thereof or requires that Seller pay a fee or penalty to terminate same prior to Closing, Purchaser shall be required at Closing to assume all obligations thereunder until the effective date of the termination and to assume the obligation to pay, or to reimburse Seller for the payment of, the termination fee or penalty.

      3.4. Permitted Exceptions. Purchaser shall be deemed to have approved and to have agreed to purchase the Real Property and enter into the Sublease subject only to the following:

            3.4.1 All defects in or to title to the Property or other matters affecting or relating to the title to, or the survey of, the Property that are shown on the Survey and Title Commitment and any matter first arising after the date of the applicable Title Commitment;

            3.4.2 All Contracts and Leases;

            3.4.3 the lien of real and personal property taxes and assessments which are not yet due and payable;

            3.4.4 rights of parties in possession under the Leases;

            3.4.5 discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which are shown on the Survey regardless of whether the same are shown by the public records;

            3.4.6 easements or claims of easements not shown by the public records to the extent shown on the Survey or listed in the applicable Title Commitment;

            3.4.7 any service, installation, connection, maintenance or construction charges due after Closing, and, subject to the proration provisions hereof, charges for sewer, water, electricity, telephone, cable television or gas;

            3.4.8 rights of vendors and holders of security interests on personal property installed upon the Property by the tenants under the Leases and rights of tenants to remove trade fixtures at the expiration of the term of the Leases in accordance with the terms of their respective Leases;


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            3.4.9 the leases between an affiliate of Seller as tenant and John
Hancock Life Insurance Company as landlord attached hereto as Exhibit 3.4.9 (collectively, the "Affiliate Lease");

            3.4.10 the Naming Agreement;

            3.4.11 Easements and restrictions set forth in the Deed (hereinafter defined);

            3.4.12 Easement and Facilities Agreement;

            3.4.13 Obligations set forth in the Easement Agreement dated November 14, 1969 between John Hancock Mutual Life Insurance Company (n/k/a John Hancock Life Insurance Company) and Boston Young Women's Christian Association, recorded with Suffolk County Registry of Deeds Book 8333, Page 169 and filed with the Suffolk County Registry District of the Land Court as Document No. 296543;

            3.4.14 Easements and restrictions set forth in the Easement Agreement; and

            3.4.15 The Master Lease (hereinafter defined)

All of the foregoing are referred to herein collectively as the "Permitted Exceptions."

      3.5. Intentionally Omitted.

      3.6. Confidentiality. Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that it is and remains subject to that certain Confidentiality Agreement, dated November 26, 2002, between John Hancock Financial Services, Inc. and Beacon Capital Partners ("Confidentiality Agreement"). All obligations of Purchaser under this Section 3.6 and the Confidentiality Agreement shall be referred to as the "Confidentiality Obligations". Further, Purchaser agrees not to disclose the terms of this Agreement without the express written consent of Seller. Purchaser shall indemnify Seller against all costs, claims and damages, including attorneys' fees, suffered or sustained as the result of Purchaser's breach of the Confidentiality Obligations. Notwithstanding any other term of this Agreement, the provisions of this Section 3.6 shall survive Closing or the termination of this Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Seller acknowledges that Purchaser shall have the right to disclose the terms of this Agreement and the matters which are the subject of the Confidentiality Agreement to direct and indirect current and prospective investors in Purchaser and the Property and lenders to Purchaser and to current and prospective affiliates of the owners of Purchaser. Notwithstanding the above, confidentiality is not required as to, and the parties (and their employees, representatives, and agents) are permitted to disclose, any information which such parties' counsel advises is necessary to satisfy the presumption of Treasury Regulations ss.1.6011-4T(b)(3)(iv); provided, however, that no names, addresses, locations, dollar amounts, or any other specific factual aspects of the transactions contemplated by this agreement or any other confidential information contained in this agreement shall be disclosed unless, and even then only to the extent, any such information needs to be disclosed as part of the disclosure of the structure and tax aspects of the


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transactions contemplated by this agreement in order for such disclosure to satisfy the presumption of Treasury Regulations ss.1.6011-4T(b)(3)(iv). No party hereto shall be liable to any other party hereto for any disclosure made upon the advice of counsel and in the good faith belief that such disclosure was necessary or permitted under the immediately preceding sentence.

4. Prior to Closing.

            Until Closing, Seller or Seller's agents shall:

      4.1. Intentionally Omitted.

      4.2. Intentionally Omitted.

      4.3. Intentionally Omitted.

      4.4. New Leases. Except with respect to those obligations set forth on
Exhibit 4.4, which obligations Seller shall either fulfill prior to Closing or provide Purchaser a credit with the value of the unfulfilled portion thereof, Purchaser shall: (a) pay, and/or reimburse Seller at Closing for the paid portion of all tenant inducements, concessions, construction and improvement obligations, and brokerage commissions due with respect to any existing Lease or any expansion, extension or renewal of an existing Lease, and (b) assume all of Seller's obligations as landlord thereunder with respect to the payment of tenant improvements and brokerage commissions due after Closing.

      4.5. Capital Work. Seller is in the process of completing certain capital repairs, replacements and improvements to the Real Property as described in
Exhibit 4.5. If such work is not completed by the Closing, Seller shall credit Purchaser with all amounts remaining, as of Closing, to be paid under any and all contracts for such work (including change orders approved as of Closing) and Seller shall assign to Purchaser and Purchaser shall assume all contracts and remaining obligations with respect thereto. Purchaser hereby agrees with Seller that Purchaser, at its cost, shall assume all such contracts in connection with the Closing in the Assignment and Assumption of Contracts, Warranties and Guarantees attached to this Agreement as Exhibit 9.2.5 (the "Assignment and Assumption of Contracts") and promptly complete after Closing the remaining work in accordance with the scope of work and plans therefor in effect at Closing. The amount being credited to Purchaser hereunder includes a construction contingency as set forth on Exhibit 4.5. The unused portion of such contingency shall be repaid to Seller promptly after completion of and final payment for each respective capital project. Purchaser shall provide Seller with detailed back-up reasonably requested by Seller which establishes the utilization of any contingency. In addition, Seller reserves the right to construct, at its expense, security desks in the building lobbies based upon plans submitted by Seller to Purchaser for Purchaser's consent, which consent shall not be unreasonably withheld or delayed. The provisions of this paragraph shall survive Closing.

      4.6. Tenant Estoppel Certificates. Seller has prepared and delivered estoppel certificates in the form attached to any Lease or, if none is attached, in the form of Exhibit

4.6 for each tenant under a Lease (but excluding any licenses, parking agreements and antennae leases or agreements) (the "Tenant Estoppel Certificates"). Other than Seller's obligation to deliver a Tenant Estoppel Certificate with respect to the Affiliate Lease, the failure of any tenant to return a Tenant Estoppel Certificate, or the submission by a tenant of a modified Tenant Estoppel Certificate, shall not be deemed a default by Seller hereunder. The obligations of Purchaser hereunder, however, shall be conditioned upon the receipt by Purchaser of Tenant Estoppel Certificates substantially in the form of Exhibit 4.6, or, if another form is specified in a particular Lease, the form set forth in such Lease, from tenants, including Seller under the Affiliate Lease, who occupy an aggregate of seventy-five percent (75%) of the leased premises at the Property, including without limitation the following tenants: John Hancock Financial Services, Inc., Wachovia Securities, Inc., Deloitte & Touche USA LLP, Investors Bank & Trust Company, J&H Marsh & McLennan, Inc., Hill, Holiday, Connors & Cosmopulos, Inc., Ernst & Young U.S. LLP and Mercer Management Consulting, Inc. ("Major Tenants"). In the event the required number of Tenant Estoppel Certificates substantially in the form submitted are not received, Seller shall have the right, but not the obligation, to substitute a Seller Estoppel Certificate in the form of Exhibit 4.6-1 attached hereto for any of the tenants who are not Major Tenants and who do not submit a Tenant Estoppel Certificate. Such Seller Estoppel Certificate shall be of no further force or effect as of the date upon which there is delivered to Purchaser a Tenant Estoppel Certificate substantially in the form submitted from the tenant in respect of which such Seller Estoppel Certificate was given.

      4.7. Subordination, Non-disturbance and Attornment Agreements. Seller (i) shall reasonably cooperate with Purchaser's attempts to obtain subordination and/or non-disturbance and attornment agreements ("SNDAs") from any of the tenants under any of the Leases to the extent requested by Purchaser's lender, and (ii) shall cause any affiliate of Seller which is party to the Affiliate Lease to execute and deliver such SNDAs as may be required under the Affiliate Lease.

5. Representations and Warranties.

      5.1. By Seller. Seller represents and warrants to Purchaser that as of the date hereof the following representations and warranties are true in all material respects:

            5.1.1 Seller is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts, is authorized to do business in the Commonwealth of Massachusetts, and has the full power and authority to execute and deliver this Agreement and all other documents now or hereafter to be executed and delivered by it pursuant to this Agreement (the "Seller's Documents"). Subject to Section 5.8, this Agreement constitutes, and the Seller's Documents will each constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, reorganization and other similar laws affecting the enforcement of creditors' rights generally and except as may be limited by general equitable principles.

            5.1.2 Seller has the power to acquire, own, and dispose of the Property and to engage in the transactions contemplated in this Agreement.

            5.1.3 Seller is in good standing under the laws of the Commonwealth of Massachusetts.

            5.1.4 The execution and delivery of this Agreement and the Seller's Documents by Seller do not and will not result in a breach of, violate any term or provision of, or constitute a default or require any consent under, any articles of incorporation, bylaws, partnership agreement, indenture, deed to secure debt, deed of trust, mortgage, or, subject to Section 5.8, lease or other document by which Seller is bound. Subject to Section 5.8, the execution and delivery of this Agreement, the Seller's Documents and the consummation of the transactions contemplated hereby and thereby do not and will not require any consent by any third party that has not been obtained prior to the date of this Agreement.

            5.1.5 To Seller's Knowledge, Seller has not entered into any Contracts, Leases or other agreements affecting the Property which will be binding upon Purchaser after the Closing other than (i) the Contracts listed in
Exhibit 3.3 attached hereto, (ii) the Leases listed in Exhibit 1.1.8 attached hereto, and (iii) the Permitted Exceptions. To Seller's Knowledge, all of the Contracts and Leases are in full force and effect in accordance with their respective terms and except as set forth on Exhibits 3.3 and 1.1.8 respectively there have been no amendments, modifications or supplements to any of the Contracts or Leases. True, correct and complete copies of all of the Leases and the Contracts have heretofore been made available by Seller to Purchaser.

            5.1.6 To Seller's Knowledge, except for defaults cured on or before the date hereof, Seller has not received or sent any written notice of default under the terms of any of the Contracts or Leases except as listed in Exhibit 5.1.6-1 attached hereto. To Seller's Knowledge, Exhibit 5.1.6-2 sets forth a true and complete list of all tenants under any of the Leases who are delinquent in the payment of any rent or additional rent payable under such applicable Lease for a period of more than thirty (30) days and the amount of each such delinquency.

            5.1.7 To Seller's Knowledge, Exhibit 1.1.8 is a true and complete list of the Leases. To Seller's Knowledge the only tenants of the Property are the tenants listed in Exhibit 1.1.8 attached hereto and incorporated herein by this reference; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware.

            5.1.8 To Seller's Knowledge, Exhibit 1.1.8 sets forth a true and complete list of (x) all Security Deposits (whether in the form of cash or letters of credit) made by tenants under the Leases and (y) deposits from parties under any booking contracts with respect to any auditorium or reception space located in the Real Property or the Sublease Premises.

            5.1.9 Subject to the qualifications set forth in Section 5.8, (i) to Seller's Knowledge, the Air Rights Lease is in full force and effect in accordance with its terms; (ii) there are no amendments, modifications or supplements to the Air Rights Lease, and (iii) to Seller's Knowledge, there is no default by any party to the Air Rights Lease.

            5.1.10 Except for those agreements listed on Exhibit 5.1.10, to Seller's Knowledge, Seller has not entered into any brokerage agreements with respect to the leasing of portions of the Real Property or the Sublease Premises or which will be binding on Purchaser after the Closing. Except as otherwise set forth on Exhibit 4.4, to Seller's Knowledge there are no tenant inducements, concessions, construction and improvement obligations, or brokerage commissions due with respect to any existing Lease or any expansion, extension or renewal of an existing Lease.

            5.1.11 To Seller's Knowledge, Exhibit 5.1.11 is a true and complete list of all equipment leases for personalty or equipment used by Seller in the operation or maintenance of the Property to which Seller is a party and which are currently in effect (the "Equipment Leases"). Except as set forth on Exhibit 5.1.11, to Seller's Knowledge, (i) Seller has not sent or received written notice of any material default under the terms of any of the Equipment Leases which default remains uncured and (ii) and except as set forth in Exhibit 5.1.11 there are no amendments, modifications or supplements to any of the Equipment Leases.

            5.1.12 Except as set forth on Exhibit 5.1.12, to Seller's Knowledge, there are no actions, suits, arbitrations, claims or proceedings at law or in equity affecting the Property or Seller's ability to perform under this Agreement and Seller has not received any written notices of any such threatened or contemplated actions, suits, arbitrations, claims or proceedings which claims would not be covered by insurance (subject to deductibles).

            5.1.13 None of Seller's employees engaged in the operation and maintenance of the Property are subject to any collective bargaining agreements or union agreements which will be binding on Purchaser after the Closing.

            5.1.14 To Seller's Knowledge, the Property is in material compliance with applicable Environmental Laws. For purposes hereof, "Environmental Laws" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation an Recovery Act of 1976, each as amended, together with all other applicable laws (including rules, regulations, codes, plans, contaminant levels, clean-up levels, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic or other materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic or other materials or wastes; all to the extent applicable to the Property or any operations conducted thereat.

            5.1.15 To Seller's Knowledge, Seller has not received any written notice from any governmental official or agency that the Property is not in material compliance with applicable laws, codes and regulations, except for such failures to comply, if any, which have been remedied.

      5.2. By Purchaser. Purchaser represents and warrants to Seller that as of the date hereof the following representations and warranties are true in all material respects:

            5.2.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and prior to Closing authorized to do business in the Commonwealth of Massachusetts, has duly authorized the execution and performance of this Agreement, and such execution and performance by Purchaser of this Agreement will not violate any material term of its certificate of incorporation or by-laws. All necessary approvals for this transaction have been given and no additional action by any board, committee or individual within Purchaser's organization or any entity affiliated with Purchaser is required to consummate this transaction. Purchaser is acting as principal in this transaction with authority to close this transaction. Neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in, the United States. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy law is pending against or contemplated by Purchaser.

            5.2.2 Purchaser (a) has inspected the Property fully and completely at its expense and has ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations, and (b) has reviewed the Leases, the Contracts, the Survey, the Title Commitment, books and records, expenses and other matters relating to the Property, including, without limitation, the Data Room, and, based upon its own investigations, inspections, tests and studies, and Seller's Warranties shall have determined whether to purchase the Property and to assume Seller's obligations under the Leases, Contracts and otherwise with respect to the Property.

            5.2.3 Purchaser will not use "plan assets" as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and covered under Title 1, Part 4 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

            5.2.4 Purchaser's examination of the Property and the books and records, Leases and other matters related to the Property to date have not revealed any matters which would affect the Purchase Price or Purchaser's willingness to proceed with the transaction.

      5.3. Broker. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the sale of the Property and the entering into of the Sublease, except that (i) Seller has retained the services of Morgan Stanley Realty

Incorporated (the "Broker"), and the payment of any fee or commission to the Broker shall be subject to the terms and conditions of a separate written agreement between Seller and the Broker and (ii) Purchaser has retained the services of Lehman Brothers Holdings Inc. ("Lehman") as an adviser in the transaction and the payment of any fee or commission to Lehman shall be paid in full by Purchaser subject to the terms and conditions of a separate written agreement between Purchaser and Lehman but in no event shall Seller have any liability to Lehman. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property.

      5.4. Seller's Knowledge. For purposes of this Agreement, the term "Seller's Knowledge") or words of similar import, shall refer only to the actual knowledge of Paul Crowley, John Heavey and John Durnan (who are responsible for oversight of the operations, leasing and security at the Property)(collectively, the "Real Estate Operations Individuals"), and shall not be construed to refer to the knowledge of any other beneficial owner, officer, director, employee, shareholder or agent of Seller, nor shall such term impose any duty to investigate the matters to which such knowledge, or absence thereof, pertain. There shall be no personal liability on the part of the Real Estate Operations Individuals arising out of any representations or warranties made herein or otherwise.

      5.5. Effect of Tenant Estoppel Certificate. To the extent a Tenant Estoppel Certificate is provided to Purchaser which sets forth information with respect to any item as to which Seller has made a representation or warranty, then Seller's representation and warranty with respect to such information will thereafter be null and void and of no further force and effect and Purchaser shall rely on the information in the Tenant Estoppel Certificate.

      5.6. No Representation as to Leases. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Date of Closing or that the tenants will have performed their obligations thereunder other than the Affiliate Lease and the Master Lease.

      5.7. Seller's Warranties Deemed Modified. To the extent that Purchaser knows or is deemed to know that Seller's representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Purchaser's knowledge or deemed knowledge, as the case may be. For purposes of this Agreement, Purchaser shall be deemed to know a representation or warranty of Seller is untrue or incorrect, if any estoppel certificate delivered in connection with this Agreement, any exhibits to this Agreement any document in the Data Room to which Purchaser has been provided access, or any test, report, analysis or study undertaken for Purchaser contains information which is inconsistent with such Seller's representation or warranty.

      5.8. Limitation of Representations. Any representation or warranty made by Seller under Section 5.1 above, including particularly but without limitation,
Section 5.1.1 and

5.1.4, shall not be deemed to include any representation or warranty with respect to the effect of any of the Seller's Documents, including without limitation the Sublease, or the Air Rights Lease or whether the entering into of any Seller's Documents requires any consents or creates any defaults under the Air Rights Lease. No covenant or undertaking of Seller under any Seller Documents to maintain the Air Rights Lease in full force and effect or without default, or any covenants or words of similar import shall apply to the effect of this transaction on the Air Rights Lease. Purchaser hereby acknowledges that it is entering into this transaction with full understanding and knowledge of the terms of the Air Rights Lease. Neither Seller nor Purchaser shall have any liability one to the other with respect to any claim that this transaction caused a violation of the Air Rights Lease.

      5.9. Survival; Limitation on Seller's Liability. Seller's representations and warranties set forth in this Agreement, including without limitation those representations and warranties set forth in Section 5.1, or in any of the documents executed by Seller at Closing (other than the Easement Agreement, the Easement and Facilities Agreement, the Sublease, and any of the documents executed in connection with the provisions of Section 11.22 below), including, without limitation, indemnification obligations set forth in such other documents ("Seller's Warranties") shall survive the Closing until December 31, 2003, and not be merged therein days and Seller shall be liable to Purchaser hereunder for a breach of a Seller's Warranties with respect to which a claim is made by Purchaser against Seller on or before the first anniversary of the Date of Closing (the "Survival Date") and an action is commenced by Purchaser against Seller with respect to such claim within ninety (90) days after such claim is made. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller's Warranties shall not exceed the lesser of Purchaser's actual damages and one percent (1%) of the Purchase Price in the aggregate (the "Damage Cap"), nor shall any claim be made unless the aggregate claim of damage for all such matters, taken as a whole, is greater than two hundred fifty thousand dollars ($250,000). Notwithstanding the foregoing, however, Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law or in equity, under this Agreement or otherwise to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transaction, as the result of any of Seller's Warranties being untrue, inaccurate or incorrect if Purchaser knew or is deemed to know at the time of the Closing that such representation or warranty was untrue, inaccurate or incorrect.

6. Costs and Prorations.

      6.1. Purchaser's Costs. Purchaser will pay the following costs of closing this transaction:

            6.1.1 Any expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction, including, without limitation, the fees and disbursements of its counsel, inspecting architect and engineer and consultants, if any;

            6.1.2 All recording fees;

            6.1.3 Escrow fees, if any;

            6.1.4 The cost of an ALTA owner's title insurance policy, and any and all special endorsements, co-insurance and reinsurance issued to Purchaser in connection with this transaction, whether pursuant to the Title Commitment or otherwise; and

            6.1.5 The cost of any updates or modifications to the Survey;

      6.2. Seller's Costs. Seller will pay the following costs of closing this transaction:

            6.2.1 The fees and disbursements of Seller's counsel;

            6.2.2 The documentary transfer tax; and

            6.2.3 The Broker's fee to the extent any such fee is payable pursuant to Seller's separate written agreement with the Broker referred to in
Section 5.3, above.

      6.3. Other Closing Costs. Any closing costs not enumerated above shall be paid in accordance with the custom and practice in Boston, Massachusetts for transactions of this type.

      6.4. Prorations. (a)(i) All normal and customarily proratable items, including without limitation, real estate and personal property taxes and assessments, utility bills (except as hereinafter provided), collected rents and other income, and Contract payments (under Contracts assumed by Purchaser), shall be prorated as of the Date of Closing, Seller being charged and credited for all of the same relating to the period up to the Date of Closing and Purchaser being charged and credited for all of the same relating to the period on and after the Date of Closing. If the amount of any such item is not known on the Date of Closing, such item shall be apportioned on the basis of the comparable period of the prior year with a reapportionment within ninety (90) days of the Date of Closing or as soon thereafter as the amount of the item is actually determined but in no event later than March 31, 2004. No proration shall be made in relation to delinquent or other uncollected rents, common area expense charges or tax payments, (collectively, "Uncollected Rents") existing, if any, as of the Date of Closing. To the extent that interim reimbursements of real estate taxes and operating expenses are made by tenants under the Leases and have been collected by Seller prior to the Closing, such payments may be retained by Seller without duty to account therefor to Purchaser (unless such reimbursements are prepayments of amounts due and payable and relating to the period after the Closing in which event such amounts shall be remitted to Purchaser at Closing).

                        (ii) With respect to tax and operating expense charges to tenants for the fiscal period in which the Closing occurs, Purchaser shall submit to Seller the end of period calculations of readjustments prior to submitting the same to tenant. The calculations shall be subject to Seller's approval which shall not be unreasonably withheld or delayed. If such readjustment reflects monies owed to tenants, Seller shall pay to Purchaser for repayment to tenants its prorata share of such amounts. If such readjustment reflects monies owed by tenants, Purchaser shall pay to Seller its prorata share when and as collected from such tenants. If, however, such readjustment cannot be made prior to March 31, 2004, there shall be no readjustment or "true up" between Seller and Purchaser whether or not a readjustment reflects monies owed by or to tenants for such fiscal period.

                        (iii) With respect to percentage rent payable under the Leases for any lease year ending prior to Closing, any and all percentage rent shall belong to Seller. To the extent that any such percentage rent is received by Purchaser, Purchaser shall promptly pay over the same to Seller. With respect to any lease year during which the Closing shall take place, Seller shall be entitled to that portion thereof represented by multiplying such percentage rent by a fraction, the numerator of which is the number of days of such lease year occurring prior to Closing and the denominator of which is 365. Purchaser shall be entitled to the balance thereof. Purchaser agrees to use reasonable efforts to collect such percentage rent (with no obligation, however, to incur any additional out-of-pocket costs with respect thereto) and promptly after receipt thereof by Purchaser, the same shall be allocated as aforesaid and paid to Seller.

                        (iv) With respect to operating expenses, taxes and utility charges payable by tenants under the Leases, to the extent that Seller has received as of the Closing payments allocable to a period subsequent to the Closing, same shall be properly prorated with an adjustment in favor of Purchaser. With respect to any payments received by Purchaser after the Closing allocable to a period prior to Closing, Purchaser shall promptly pay the same to Seller.

                        (v) Purchaser shall pay Uncollected Rent of Seller as and when collected by Purchaser, it being agreed that any rents collected by Purchaser shall first be applied to rents due in the month of Closing, then to rents currently due after Closing and the balance to Uncollected Rents. Purchaser agrees to bill tenants of the Property for all Uncollected Rents and to take any additional reasonable actions requested by Seller to collect Uncollected Rents provided that Purchaser shall not be obligated to incur any material out-of-pocket third party expense in connection with such actions and Purchaser shall not be obligated to take any action to terminate a tenancy. Seller reserves the right to bring suit against tenants of the Property to collect for Uncollected Rent (and other charges due to Seller for the period prior to the Closing) but Seller may not, subsequent to the date hereof, bring suit for possession of the premises occupied by such tenants.

                        (vi) Final readings and final billings for utilities will be made as soon after the Date of Closing as is reasonably possible. A proration shall be made based upon the parties' reasonable good faith estimate and a readjustment made within thirty (30) days after Closing or such later date as shall be necessary so that such readjustment may be based upon actual bills for such utilities. No proration will be made in relation to insurance premiums and the insurance policies will not be assigned to Purchaser, except to the extent insurance premiums are included in common area expenses, in which event they shall be prorated as provided above.

      Seller shall be entitled to receive a return of all deposits presently in effect with the utility providers, and Purchaser shall be obligated to make its own arrangements for deposits with the utility providers.

                        (vii) Purchaser shall receive a credit for all security deposits from tenants then held by Seller (the "Security Deposits") which are in cash and in such event Purchaser shall assume all of Seller's obligations to repay such Security Deposits to tenants. With respect to any Security Deposits which are letters of credit, Seller shall, if the same are assignable, deliver to Purchaser at the Closing such letters of credit and shall execute and deliver such other instruments as the issuers of such letters of credit shall require to assign such letters of credit to Purchaser. Seller shall cooperate with Purchaser to change the name of the beneficiary under such letters of credit so long as Seller does not incur any additional cost or expense in connection therewith.

                        (viii) Charges and revenue(s) under any parking agreements shall be apportioned based on revenues for the month preceding Closing and shall be re-adjusted as promptly as possible after the Closing to accurately reflect the daily charges and revenues paid for the month of March.

                        (ix) Charges and revenue(s) under any of the license agreements listed as "antennae agreements" on Schedule 1.1.8 shall be apportioned in accordance with Sections 6.1(a)(i) through (v).

                        (x) Rent, additional rent and other charges with respect to the Air Rights Lease shall be apportioned in a customary and normal manner.

                        (xi) Revenues with respect to the Cafeteria Agreement shall be apportioned based on revenues for the month preceding Closing and all operating expenses and other costs payable by Seller under the Private Center Management Agreement NO DP 272000 dated February 11, 2000, between Seller and Fitcorp HealthCare Centers, Inc. as amended and under the Cafeteria Agreement, as applicable, shall be apportioned based on the expenses for the month preceding Closing so that Seller is allocated that portion of such operating expenses and other costs attributable to the period preceding the Date of Closing and Purchaser is allocated the balance and shall be re-adjusted as promptly as possible after the Closing to accurately reflect the expenses and revenues paid in March.

                        (xii) Purchaser shall receive a credit with respect to all reimbursements owed to and deposits from parties under any booking contracts with respect to any auditorium space located in the Real Property and parties to any Contracts which are then held by Seller and in such event Purchaser shall assume all of Seller's obligations to repay such reimbursements and deposits to the applicable parties under such contracts.

                        (xiii) The provisions of this Section 6.4 shall survive the Closing until March 31, 2004, and in the event of any error in performing the prorations contemplated by this Agreement or if information becomes available subsequent to the Closing indicating that the prorations performed at Closing were not accurate the parties hereto shall be obligated promptly to re-prorate the closing adjustments to correct such errors and to reflect such new information.

                  (b) Seller shall prepare a detailed statement setting forth all closing adjustments and shall deliver same to Purchaser (together with all supporting data) not less than five (5) business days prior to Closing.

                  (c) With respect to any Contracts which include property of Seller in addition to the Property, Seller shall endeavor to cause the contracts to be severed between the Property and Seller's other property in a manner which does not adversely affect the terms of the portion of the applicable contract that remains in effect at the Property. Until such time, Seller and Purchaser shall allocate the costs thereunder in a fair and equitable manner.

      6.5. Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter; provided, however, that if Seller does not receive the Purchase Price in immediately-available funds by 12:00 p.m. E.S.T. on the Date of Closing, all adjustments and prorations shall be made as of midnight on the next business day immediately following the Date of Closing.

7. Damage, Destruction or Condemnation.

      7.1. Intentionally Omitted.

      7.2. Intentionally Omitted.

      7.3. Intentionally Omitted.

8. Notices.

                  Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties and send a copy of such communication to the appropriate parties within one (1) business day of such facsimile) or when personally delivered as shown on receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

            If to Seller:

            John Hancock Life Insurance Company
            380 Stuart Street S-8
            Boston, Massachusetts 02117
            Attn: Paul M. Crowley, Vice President
            Phone: (617) 572-0037
            Fax: (617) 572-1432

            With a copy to:

            John Hancock Life Insurance Company
            200 Clarendon Street
            30th Floor
            Boston, MA 02117
            Attn: Michael M. Epstein, Vice President and Counsel
            Phone: (617) 572-9247
            Fax: (617) 572-9268

            With a copy to:

            Goulston & Storrs, P.C.
            400 Atlantic Avenue
            Boston, MA 02110-3333
            Attn: David M. Abromowitz
            Phone: 617-574-4016
            Fax: 617-574-7563

            If to Purchaser:

            Beacon Capital Partners, LLC
            One Federal Street, 26th Floor
            Boston, Massachusetts 02110
            Attn.: General Counsel
            Fax: (617) 457-0499
            Phone: (617) 457-0459

            With a copy to:

            Willkie Farr & Gallagher
            787 7th Avenue
            New York, New York 10019
            Attn.: Eugene A. Pinover, Esq.
            Fax: (212) 728-8111
            Phone: (212) 728-8000

            If to Title Company:

            Fidelity National Title Insurance Company
            133 Federal Street
            Boston, MA  02110
            Attn:  Kevin Creedon
            Phone: (617) 350-8828
            Fax: (617) 350-8826

9. Closing and Escrow.

      9.1. Escrow Instructions. Seller and Purchaser agree to execute such additional and supplementary escrow instructions to enable the Title Company to comply with the terms of this Agreement, provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall prevail.

      9.2. Seller's Deliveries. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

            9.2.1 Massachusetts statutory quitclaim deeds to the Property (other than the Sublease Premises, the Garage and Adjoining Parcel), in the form attached hereto as Exhibit 9.2.1 (the "Deed"), subject only to the Permitted Exceptions.

            9.2.2 The Sublease.

            9.2.3 Bills of sale in the form attached hereto as Exhibit 9.2.3 (the "Bill of Sale"), conveying the Personal Property to Purchaser.

            9.2.4 (i) The Leases described in Section 1.1.8 which are still in effect as of Closing; (ii) a current listing of any Security Deposits and prepaid rents held by Seller with respect to the Property; (iii) an assignment of such Leases, deposits, and prepaid rents by way of an assignment and assumption agreement in the form attached hereto as Exhibit 9.2.4 (the "Assignment and Assumption of Leases"); and (iv) originals of those letters of credit held as Security Deposits, together with forms of transfer or other instruments required to be executed by Seller to effect the transfer to Purchaser.

            9.2.5 (i) Copies of all Contracts relating to the Property which Purchaser has elected to assume or which are not terminated by Seller on or before the Date of Closing and all booking agreements to which Seller is a party; and (ii) an assignment of such Contracts and booking agreements to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 9.2.5.

            9.2.6 An assignment of all Approvals (to the extent assignable) and all transferable warranties and guarantees then in effect, if any, with respect to the

Improvements or any repairs or renovations to such Improvements and the Personal Property being conveyed hereunder, in the form attached hereto as Exhibit 9.2.5.

            9.2.7 An assignment and assumption, in the form attached as Exhibit 9.2.7, of each of the following agreements between the Seller and the City of Boston, acting through its Public Improvement Commission; (i) Agreement re:
Tunnel, dated September 24, 1970, (ii) License, Maintenance and Indemnification Agreement re: Sidewalk Improvements, dated July 25, 2002, (iii) License Agreement re: vault under Stuart Street, dated August 1, 1997, and (iv) License Agreement re: Stuart Street conduits, dated July 31, 1986.

            9.2.8 That certain master lease between Seller as tenant and Purchaser as Landlord (the "Master Lease") in the form attached hereto as
Exhibit 9.2.8.

            9.2.9 The Easement Agreement.

            9.2.10 Resolutions reasonably required by the Title Company evidencing Seller's authority to enter into this transaction and the entering into of the Affiliate Lease and incumbency certificates.

            9.2.11 An estoppel letter from Seller with respect to the Air Rights Lease in the form of Exhibit 9.2.11-1 and with respect to the Sublease in the form of Exhibit 9.2.11-2.

            9.2.12 All books and records with respect to the Property located at the Property held by or for the account of Seller, including without limitation plans and specifications, lease applications, technical manuals, originals of all tenant files and correspondence, licenses and permits currently maintained by Seller in connection with its ownership of the Property and any similar materials for the Property to the extent the same have not been previously delivered to Purchaser and to the extent in Seller's possession and control and, to the extent originals are not available, copies of the foregoing.

            9.2.13 An affidavit pursuant to the Foreign Investment and Real Property Tax Act, in the form attached hereto as Exhibit 9.2.13.

            9.2.14 Title insurance affidavits sufficient to allow the Title Company to remove from Purchaser's owner's title insurance policy or policies any exception for parties in possession (except for tenants claiming pursuant to the Leases) and for mechanics liens.

            9.2.15 The Affiliate Lease.

            9.2.16 The Naming Agreement.

            9.2.17 The Easement and Facilities Agreement ("Easement and Facilities Agreement Assignment").

            9.2.18 An original of a closing statement setting forth the Purchase Price and the closing adjustments and prorations (the "Closing Statement") in form reasonably satisfactory to Purchaser and Seller.

            9.2.19 Original tenant notification letters (notifying tenants of the transfer of the Property to Purchaser) for each tenant under a Lease or other occupant of any portion of the Property, and original notification letters to all parties to Contracts assigned to Purchaser, each in form reasonably satisfactory to Purchaser.

            9.2.20 Evidence of payment to the Broker.

            9.2.21 A Designation of Person Responsible for Tax Reporting under Internal Revenue Code Section 6045 in the form of Exhibit 9.2.21 annexed hereto designating Seller's attorney as the party responsible for making the returns required under Internal Revenue Code Section 6045.

            9.2.22 To the extent that any Contracts are to be canceled or terminated in accordance with the provisions of Section 3.3 above, Seller shall deliver evidence of notice of such cancellation or termination.

            9.2.23 Evidence satisfactory to the Title Company that all necessary approvals and/or consents by Seller and any constituent person of Seller otherwise required under Seller's organizational documents, have been delivered and such other evidence reasonably satisfactory to the Title Company of Seller's authority and the authority of the signatory on behalf of Seller to convey the Property pursuant to this Agreement.

            9.2.24 A subordination non-disturbance and attornment agreement to Purchaser's lender in the form provided for in the Affiliate Lease.

            9.2.25 A notice to the MTA of the mortgage joined in by Seller with respect to Seller's sublease interest in the Air Rights Lease in the form attached hereto as Exhibit 9.2.25.

      9.3. Purchaser's Deliveries. At the Closing, Purchaser shall (i) pay Seller the Purchase Price and Initial Sublease Rent as required by, and in the manner described in, Section 2 hereof; (ii) execute any agreements referred to in Section 9.2 hereof requiring counter-execution by Purchaser (including without limitation the Sublease, the Master Lease, Naming Agreement and Easement and Facilities Agreement Assignment); (iii) execute the Closing Statement referred to in Section 9.2.18; and (iv) execute and deliver such other documents and instruments as may be reasonably required by the Title Company.

      9.4. Possession. Subject to the Affiliate Lease, the Master Lease and the Sublease, Purchaser shall be entitled to possession of the Property at the conclusion of the Closing.

10. Default; Failure of Condition.

      10.1. Intentionally Omitted.

      10.2. Intentionally Omitted.

      10.3. Conditions to Purchaser's Obligations. Purchaser's obligations to close the transaction is conditioned on all of the following, any or all of which may be expressly waived by Purchaser in writing, at its sole option:

            10.3.1 Representations True. Subject to the provisions of Section 5.7, all representations and warranties made by Seller in this Agreement, as the same may be modified or deemed modified as provided in Sections 5.7, shall have been be true and correct in all material respects as of the date of this Agreement.

            10.3.2 Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Sections 3.2 and 3.4 of this Agreement.

            10.3.3 Seller's Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 9.2 and shall have performed in all material respects all other covenants, undertakings and obligations to be performed with by Purchaser at or prior to the Closing.

            10.3.4 Estoppel Certificates. Purchaser shall have received the requisite tenant Estoppel Certificates or Seller Estoppel Certificate provided for in Section 4.6 above.

            10.4. Conditions to Seller's Obligations. Seller's obligations to close the transaction is conditioned on all of the following, any and all of which may be waived by Seller by an express written waive, at its sole option:

            10.4.1 Representations True. All representations and warranties made by Purchaser in this Agreement shall have been be true and correct in all material respects as of the date of this Agreement and shall be true in all material respects as if such representations and warranties were made at and as of the Date of Closing.

            10.4.2 Deliveries Complete. Purchaser shall have delivered the funds required hereunder and all of the documents to be executed by Purchaser set forth in Section 9.3 and shall have performed in all material respects all other covenants, undertakings and obligations to be performed by Purchaser at or prior to the Closing.

      10.5. Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Purchaser may elect in writing to waive the benefit of any such condition set forth in Section 10.3 and 10.4 respectively. Except as otherwise expressly set forth in Section 10.2, by closing the transaction, Seller and Purchaser shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 10.3 and 10.4 respectively.

11. Miscellaneous.

      11.1. Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

      11.2. Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

      11.3. Applicable Law. This Agreement shall be construed and enforced in accordance with the law of the Commonwealth of Massachusetts.

      11.4. Assignability. Purchaser may not assign this Agreement without first obtaining Seller's written consent; provided, however, (x) Purchaser may designate all of its rights under this Agreement to one or more separate entities each to take title to the fee interests associated with the Tower, the Berkeley Building and the Brown Building (the latter two to one single entity), to take an assignment of Seller's interest in the Easements and to enter into the Sublease and Master Lease without Seller's prior written consent, in which event Seller shall, otherwise in accordance with the terms of this Agreement, convey title with respect to the fee interests associated with each of the Tower, the Berkeley Building and the Brown Building, assign Seller's interest in the Easements and enter into the Sublease and Master Lease to such designee as directed by Purchaser and such designee shall be entitled to exercise any and all rights of Purchaser which survive Closing which relate to that portion of the Property that such designee acquires; provided that any such designee or its owner must have a general partner or managing member which is majority owned and controlled by Beacon Capital Strategic Partners II, L.P. (directly or indirectly), and (y) Purchaser, or any permitted designee, may collaterally assign any and all rights of Purchaser that survive the Closing to a lender making a loan to Purchaser or such permitted designee, which loan is secured in whole or in part by the Property. Purchaser shall notify Seller of its intent to cause title to be transferred to any such permitted designee at least three (3) business days prior to the Closing Date, and shall deliver to Seller copies of the documents of assignment and assumption executed in connection therewith as reasonably approved by Seller. Any assignment in contravention of this provision shall be void. No assignment or designation shall release the Purchaser herein named from any obligation or liability under this Agreement.

      11.5. Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and permitted assigns.

      11.6. No Public Disclosure. All press releases or other dissemination of information to the media or responses to requests from the media for information relating to the transaction contemplated herein shall be subject to the prior written approval of Seller; provided that, following Closing, Seller's approval shall not be unreasonably withheld or delayed.

      11.7. Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

      11.8. No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

      11.9. Time of Essence. Time is of the essence in this Agreement.

      11.10. Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

      11.11. Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

      11.12. Proper Execution. The submission by Seller to Purchaser of this Agreement in an unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option or an offer, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution thereof and delivery to Seller by Purchaser shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart hereof executed by Seller and Purchaser shall have been delivered to Purchaser.

      11.13. Tax Protest. If as a result of any tax protest or otherwise any refund or reduction of any real property or other tax or assessment relating to the Property during the period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain such refund or the benefit of such reduction, less equitable prorated costs of collection.

      11.14. Intentionally omitted.

      11.15. Intentionally omitted.

      11.16. Liability of Seller. It is hereby expressly agreed that any liability by Seller arising hereunder, for any reason whatsoever, shall be limited to Seller's interests in and to the Property and any proceeds received therefrom. It is further hereby expressly agreed that in no event shall any officer, director, employee, agent or representative of Seller have any personal liability in connection with this Agreement or the transaction envisioned herein.

      11.17. Waiver. No waiver of any breach of any agreement or provision contained herein shall be deemed a waiver of any preceding or succeeding breach of any other agreement or provision herein contained. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of any other obligation or act.

      11.18. Seller's Performance. The acceptance by Purchaser of the Deed, the Sublease, the Master Lease, the Bill of Sale and other documents delivered to Purchaser at Closing shall be deemed to be full performance and discharge of every agreement and obligation of Seller herein contained and expressed, except such as are, by the express terms hereof, to be performed by Seller after the delivery of said instrument.

      11.19. Title Company. In performing any of its duties hereunder, the Title Company shall not incur any liability to anyone for any damages, losses or expenses, except for those arising out of its willful default, gross negligence or breach of trust, and the Title Company shall accordingly not incur any such liability with respect (a) to any action taken or omitted in good faith upon advice of its counsel, or (b) to any action taken or omitted in reliance upon any written notice or instruction provided for in this Agreement. Seller and Purchaser hereby agree to indemnify and hold harmless the Title Company from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys' fees, which may be incurred by the Title Company in connection with its acceptance or performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof, except in the case of Title Company's willful default, gross negligence or breach of trust. In the event of a dispute between Seller and Purchaser sufficient in the discretion of the Title Company to justify its doing so, the Title Company shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, together with such legal pleadings as it deems appropriate, and thereupon be discharged from all further duties and liabilities under this Agreement.

      11.20. Further Assurances. The parties agree to do such other and further acts and things, and to execute and deliver such reasonable instruments and documents, as either may reasonably request from time to time, whether on or after the Date of Closing, in furtherance of the purposes of this Agreement. The provisions of this Section 11.20 shall survive the Closing.

      11.21. Intentionally Omitted.

      11.22. Air Rights Lease. It is the Seller's and Purchaser's intention after the Date of Closing to attempt, without any duty to pay any monies or incur any liability in obtaining such consent, to obtain the consent of the MTA to an assignment by Seller to Purchaser of Seller's interest as tenant under the Air Rights Lease. In the event consent is obtained in a manner which does not modify any of the terms and provisions of the Air Rights Lease, or on such other terms as Purchaser may approve in its sole discretion, provided the same does not create or impose any liability or obligation on Seller and provides for a release of Seller in accordance with the Air Rights Lease as it exists on this date, Seller, within thirty (30) days thereafter (such date to be established by written notice by either party to the other setting a date not less than seven
(7) days after the date of such notice) (the "Assignment Closing Date") shall a) assign the Air Rights Lease to Purchaser, b) convey fee simple title to the Adjoining Parcel, the legal description of which is attached hereto as Exhibit 11.22-1, and c) deliver a deed of the structure of the Garage (together the "Transferred Interests"). Seller and Purchaser agree to cooperate with one another in seeking such consent, and in furtherance thereof shall advise the other prior to engaging in discussions with the MTA and jointly determine the impact of other parties' participation in any such discussions. Other than incidental costs and expenses, such consultant's and attorneys fee's, neither party shall be obligated to incur any cost or expense in such efforts.

      Five Million Dollars ($5,000,000) (the "Escrowed Sum") shall be deposited in escrow with the Title Company on the Date of Closing. In the event the consent of the MTA is obtained on the terms set forth above within four (4) years of the Date of Closing, the Escrowed Sum shall be paid to Seller on the Assignment Closing Date. If, at the expiration of said four (4) year period the consent has not been obtained on the terms set forth above, the Title Company shall return the Escrowed Sum, together with any remaining accrued interest thereon, to Purchaser. After such four (4) year period, Seller shall have no further obligation to seek the consent of the MTA but if such consent is obtained, Seller shall assign its interest in the Air Rights Lease in accordance with this Paragraph 11.22, provided Seller is reimbursed its costs and expenses, including, without limitation, reasonable attorneys' fees, in connection therewith. Interest earned on the Escrowed Sum shall be paid to Purchaser on a quarterly basis. Notwithstanding the foregoing, if at the expiration of the four
(4) year period a good faith dispute exists as to whether the consent of the MTA has been obtained in conformity with this Section 11.22, the four (4) year period referenced above shall be extended until final resolution of such dispute. Executed originals of the documents listed in Sections 11.22(d) and (e) shall similarly be placed in escrow with the Title Company on the Date of Closing and released on the Assignment Closing Date. On the Date of Closing Seller and Purchaser shall enter into an escrow agreement in the form of Exhibit 11.22-2. The following provisions shall apply to the conveyance of the Transferred Interests.

      a. Closing. The Closing with respect to the Transferred Interests will take place pursuant to an escrow closing on the Assignment Closing Date at the offices of the Title Company in Boston, Massachusetts, or, at Seller's option, at the offices of Seller's attorneys at 10:00 a.m. Eastern Time or at such other time and place as may be agreed upon in writing by Seller and Purchaser.

      Seller and Purchaser intend that the provisions of this Section 11.22 shall not be subject to the Rule Against Perpetuities or any rule of law with respect to restriction on the alienation of property or remoteness of vesting of property interests, and each of the Seller and Purchaser hereby agrees that it will not make any contrary assertion or seek the benefit of the Rule Against Perpetuities or other such rule of law, in any dispute arising under this
Section 11.22. In the event, however, that the Rule Against Perpetuities, or similar rule of law shall limit the time within which any right or obligation in this Section 11.22 may be valid or enforceable, then such right or obligation shall be valid and enforceable only within the period of time commencing on the Date of Closing hereunder and terminating on the date which is twenty-one (21) years from the date of death of the last surviving child, grandchild, great-grandchild and great-great-grandchild, in life as of the Date of Closing hereunder, of Rose Fitzgerald Kennedy and The Honorable Joseph Patrick Kennedy, late Ambassador to the Court of St. James.

      b. Operations Pending Closing. Prior to the Closing on the Assignment Closing Date, the terms of the Sublease shall govern the operations of the Sublease Premises. In addition thereto, Purchaser hereby agrees to assume full care, custody and control of and responsibility for the proper maintenance, repair and operation of the Adjoining Parcel and to pay any and all costs associated therewith including without limitation, liability insurance and real estate taxes, to the same manner and effect as if it were a part of the Sublease Premises. Purchaser shall maintain liability insurance on the Adjoining Parcel in the same amounts required of Purchaser under the Sublease, such insurance to name Seller as an additional insured and to otherwise meet the requirements of the Sublease. Purchaser shall keep all driveways open and accessible and in good repair and shall perform all obligations imposed under any and all easements, restrictions and covenants of record, including without limitation the YMCA Easement Agreement.

      In recognition of the responsibilities assumed by Purchaser under the Sublease and hereunder, Purchaser agrees that it will accept the Transferred Interests in its As Is, Where Is then condition with all faults and notwithstanding the physical condition thereof. Seller's representations and warranties set forth in Section 5.1 of this Agreement shall be applicable to the Transferred Interests only until the Date of Closing referred to in Section 2.3 and shall survive only for the period of time specified in Section 5.9. None of said representations and warranties shall revive or be applicable to or effective upon the transfer of the Transferred Interests or be a condition to Purchaser's obligation to accept the Transferred Interests. Notwithstanding the foregoing, the continuing accuracy of the representations and warranties of Seller set forth in Sections 5.1.1, 5.1.2, 5.1.3 and 5.1.4 shall be a condition to Purchaser's obligation but shall not survive the Assignment Closing Date.

      c. Title. Purchaser shall accept title to the Transferred Interests subject to the Permitted Encumbrances, the Easement and Facilities Agreement, the Easement Agreement and any and all other matters except liens or encumbrances which were created after the Date of Closing by Seller or first arose after the Date of Closing as a result of any action or inaction of Seller (all of which Seller hereby covenants to cause to be released or removed), but expressly excluding those arising because of any action or inaction of Purchaser.

      d. Closing Deliveries by Seller. Seller shall deliver the following original documents, each executed and, if required, acknowledged:

      (i) Transfer of Seller's Interest in the Air Rights Lease and Deed to Adjoining Parcel and Garage structure in the form attached hereto as
            Exhibit 11.22-3, as the same may be modified to accommodate any changes requested by the MTA which do not affect the liabilities and obligations of Seller or Purchaser.

      (ii)  A termination of the Sublease in recordable form.

      (iii) A parking sublease of the Retained Spaces (as defined in the Sublease) in the form of Exhibit 11.22-4 attached hereto (the "Parking Space Sublease") and a recordable notice thereof.

      (iv) Evidence satisfactory to the Title Company that all necessary approvals and/or consents by Seller and any constituent person or entity of Seller otherwise required under Seller's organizational documents have been delivered, and such other evidence reasonably satisfactory to the Title Company of Seller's authority and the authority of the signatory on behalf of Seller to execute the respective documents; and

      (v) An Assignment to Purchaser of all permits and licenses applicable to or appurtenant to the Sublease Premises and Adjoining Parcel in the form attached hereto as Exhibit 11.22-5.

      (vi) A recordable memorandum of Purchaser's rights set forth in this Paragraph 11.22, provided the Escrowed Sum shall not be disclosed.

            Seller shall re-execute any of the foregoing documents if required by the Title Company or if necessary to properly record those documents which are to be placed of public record in accordance with the Escrow Agreement. Seller shall execute such other ancillary documents (including, but not limited to any notices required to be given to the MTA under the Air Rights Lease) necessary for the consummation of the transaction contemplated in this Section 11.22 provided that no such ancillary documents shall require Seller to pay any money or incur any liability.

      e.    Closing Deliveries by Purchaser's.

      (i) Purchaser shall execute any agreements referred to in paragraph (d) above requiring execution by Purchaser; and

      (ii) Purchaser shall execute such other documents as may be reasonably required by the Title Company.

            Purchaser shall re-execute any of the foregoing documents if required by the Title Company or if necessary to properly record those documents which are to be placed of public record in accordance with the Escrow Agreement. Purchaser shall execute such other ancillary documents (including, but not limited to any notices required to be given to the MTA under the Air Rights Lease) necessary for the consummation of the transaction contemplated in this Section 11.22 provided that no such ancillary documents shall require Purchaser to pay any money or incur any liability.

      f. Risk of Loss. Purchaser assumes all risk of loss with respect to the Transferred Interests from and after the Date of Closing referred to in Section
2.3 and any loss as a result of casualty, taking or otherwise shall not affect Purchaser's obligations hereunder.

      g. Closing Costs. The provisions of Section 6 above shall be applicable to the Closing with respect to the Transferred Interests.

      h. Specific Enforcement. The obligation of Seller and Purchaser to complete the assignment of Seller's interest in the Air Rights Lease in accordance with this Paragraph 11.22 shall be specifically enforceable.

      i. Survival. The provisions of this Section 11.22 shall survive the Date of Closing.

            IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

                                SELLER:

                                JOHN HANCOCK LIFE
                                INSURANCE COMPANY


                                By:
                                    ----------------------------------------
                                    Name:  Paul M. Crowley
                                    Title: Vice President

                                PURCHASER:

                                BEACON CAPITAL STRATEGIC
                                PARTNERS II ACQUISITION, LLC


                                By:
                                    ---------------------------------------
                                    Name:  Fred A. Seigel
                                    Title: President and Chief Operating
                                           Officer

                                    EXHIBITS
                                    --------

EXHIBIT 1.1.1     Legal Description
EXHIBIT 1.1.3     Form of Easement and Shared Facilities Agreement
EXHIBIT 1.1.3-1   Form of Easement Agreement
EXHIBIT 1.1A      Form of Sublease
EXHIBIT 1.1.5     Inventory of Personal Property
EXHIBIT 1.1.8     Schedule of Leases and Deposits
EXHIBIT 1.1.10    Form of Naming Agreement
EXHIBIT 3.3       Schedule of Contracts
EXHIBIT 3.4.9     Form of Affiliate Lease
EXHIBIT 4.4       Tenant Obligations
EXHIBIT 4.5       Ongoing Capital Projects
EXHIBIT 4.6       Form of Tenant Estoppel Certificate
EXHIBIT 4.6-1     Form of Seller Estoppel Certificate
EXHIBIT 5.1.6-1   Notices of Defaults
EXHIBIT 5.1.6-2   Schedule of Tenant Arrearages
EXHIBIT 5.1.10    List of Brokerage Agreements
EXHIBIT 5.1.11    Schedule of Equipment Leases
EXHIBIT 5.1.12    Notices of Litigation
EXHIBIT 9.2.1     Statutory Quitclaim Deed
EXHIBIT 9.2.3     Bill of Sale
EXHIBIT 9.2.4     Assignment and Assumption of Leases
EXHIBIT 9.2.5     Assignment and Assumption of Contracts, Warranties and
                  Guarantees
EXHIBIT 9.2.7     Assignment and Assumption of PIC License
EXHIBIT 9.2.8     Form of Master Lease
EXHIBIT 9.2.11-1  Form of Seller's Air Rights Lease Estoppel Letter
EXHIBIT 9.2.11-2  Form of Seller's Sublease Estoppel Letter
EXHIBIT 9.2.13    Affidavit Pursuant to Foreign Investment and Real Property
                  Tax Act
EXHIBIT 9.2.21    Form of Section 6045 Designation
EXHIBIT 9.2.25    Form of Notice to MTA of Leasehold Mortgage
EXHIBIT 11.22-1   Adjoining Parcel Legal Description
EXHIBIT 11.22-2   Form of Escrow Agreement
EXHIBIT 11.22-3 Form of Assignment of Air Rights Lease and Deed to Garage Structure and Adjoining Parcel
EXHIBIT 11.22-4   Form of Parking Space Sublease
EXHIBIT 11.22-5 Form of Assignment of Permits and Licenses Appurtenant to Sublease Premises and Adjoining Parcel

      The above schedules and exhibits are not included herein. The Registrant hereby agrees to furnish to the Commission, supplementally, a copy of any omitted schedule or exhibit upon request.


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